EXHIBIT 99
                                                               ----------

   CSB FINANCIAL GROUP, INC.NEWS RELEASE
                                                    FOR IMMEDIATE RELEASE
                                                            June 13, 1997
   CORPORATE OFFICES:

        200 South Poplar Street
        Centralia, Illinois 62801
        Phone: (618) 532-1918

   CONTACT:

        K. Gary Reynolds, President and CEO
        (618) 532-1918


                          CSB FINANCIAL GROUP, INC.
                           STOCKHOLDER RIGHTS PLAN

   CENTRALIA, IL - The Board of Directors of CSB Financial Group, Inc. today adopted a Stockholder Rights Plan. Under the plan, if any person or group becomes the beneficial owner of 15% or more of the common stock of CSB Financial, then upon payment of the exercise price of $36.00, the holder of each right will be entitled to purchase shares of CSB Financial's common stock having a market value of twice the right's exercise price. The CSB Financial Board of Directors believes that the rights plan will help to protect CSB Financial's long-term value for its stockholders.

   "The Board of Directors has decided to adopt the plan because it enhances the ability of all CSB Financial stockholders to realize the long-term value of their investment in the company," said K. Gary Reynolds, President and Chief Executive Officer of CSB Financial. The plan is not designed to prevent a takeover, but to encourage a buyer to negotiate with the Board of Directors prior to attempting a takeover. The plan provides additional flexibility to our Board in responding to the negative effects of abusive share accumulation tactics such as "greenmail" and "two-tier" takeover attempts and tender offers that do not offer an adequate price to all stockholders." The plan is described in more detail in a letter that is being mailed to all CSB Financial stockholders.

   CSB Financial Group, Inc. is the holding company for Centralia Savings Bank, Centralia, Illinois. The Common Stock of CSB Financial Group, Inc. is quoted on the Nasdaq "SmallCap" market under the symbol "CSBF."